Exhibit 99.2

                                                    For Information
                                                    Brent A. Collins
                                                    303-861-8140
FOR IMMEDIATE RELEASE

ST. MARY PROVIDES OPERATIONS UPDATE

DENVER, February 21, 2008 – St. Mary Land & Exploration Company (NYSE: SM) today provides an update of its operations.

Tony Best, President and CEO, commented, “I am very pleased with our strong start this year in executing our 2008 business plan.  We currently have 13 rigs operating across our five regions, and the pace of our development programs will increase through the year.  Our key projects are progressing well, and we continue to pursue new opportunities that will add to our multi-year inventory.  I have high confidence in this year’s program and believe that it will deliver growth and value that will reward our stockholders.”

MID-CONTINENT REGION

In the Mid-Continent region, the Company is currently operating two rigs in the horizontal Woodford program and three rigs throughout the Anadarko Basin.

In the horizontal Woodford program, recent results reflect the improvement of the Company’s understanding of some of the geotechnical aspects of the play and better completion techniques.  The Company is currently evaluating recently obtained 3D seismic data covering 75 percent of the Company’s acreage position in the Woodford.  The Company’s current average estimated ultimate recovery (EUR) for horizontal Woodford wells is 2.7 BCFE, with a recent operated completion having an EUR in excess of 5 BCFE based on several months of production data.  The two most recent completions with meaningful production histories are performing in line with better wells in the play.  The Wilma Hampton 1-5 (SM 34% WI) had an initial ten day sales rate of 1.5 MMCFED and is currently producing 2.0 MMCFED.  The Carman 3-11 (SM 71% WI) had an initial ten day sales rate of 1.8 MMCFED and is currently producing 2.5 MMCFED.  To date, St. Mary has drilled and completed 15 horizontal wells in the Woodford out of an inventory of several hundred potential wells.  Two operated wells are currently being completed, and the Company is participating in a number of wells with our operating partners in the play.

St. Mary continues to be active in the Anadarko Basin.  The Company recently completed the Joy 1-34 (SM 38% WI) well, which had an initial ten day sales rate of 3.3 MMCFED and recently acheived a ten day sales average of 6.0 MMCFED.   This well utilized an optimized completion design which also reduced the cost of the completed well.  The Western Oklahoma Washes program which targets the Atoka and

Granite Wash formations has one operated rig running at this time.  Elsewhere in the Anadarko Basin, we have two rigs operating that are working on a program testing deeper sections of the basin.

ARKLATEX REGION

There are two St. Mary operated rigs running in the ArkLaTex region currently, and the Company continues to participate in two significant Cotton Valley programs that are operated by others.

In the horizontal James Lime program, there are two operated drilling rigs currently active in the play.  As of year-end, the Company has increased its acreage position in the James Lime trend to roughly 50,300 net acres.  Leasing efforts by the Company are ongoing and competition in the area has increased markedly.   Drilling operations are focused on both proven development areas as well as potential extension acreage.  Two recent notable wells were the Johnson 7-1 Alt. and the Ricks 9-3 Alt. (both SM 100% WI) at Spider Field which had initial ten day sales rates of 2.6 MMCFED and 2.8 MMCFED, respectively.  Management continues to believe that the James Lime offers attractive economic returns.

The Company recently drilled its first horizontal Cotton Valley well in the Carthage area, which is scheduled to be completed in early March.  Two more horizontal wells are planned for the remainder of the year.

The programs operated by others at Elm Grove and Terryville fields continue to be active areas of significant capital investment.  The horizontal Killen 13-3H (SM 20% WI) at Elm Grove, which targets a section of the Cotton Valley formation, had an impressive initial production rate of 16.5 MMCFED according to public comments by the operator. The well continues to produce at meaningful rates based on field reports from the operator.  An offset horizontal well is currently being drilled, and if successful could substantiate the viability of further development in the field through horizontal drilling.  At Terryville, there is currently one drilling rig operating on acreage in which we have an interest.

ROCKY MOUNTAIN REGION

In the Rockies region there is one operated rig running in the region.  The Company also continues to participate in a number of projects with operating partners.

The Company recently participated in a horizontal Bakken well in eastern McKenzie County, North Dakota that had an initial ten day sales rate of 356 BOED.  This well is due west of the prolific Parshall Field and utilized new drilling and fracturing techniques that previously have not been used by the Company in developing the Bakken formation.  The Company plans to participate in several North Dakota Bakken wells in 2008.  St. Mary has roughly 35,000 net acres in Burke, Mountrail, and eastern

McKenzie counties in North Dakota that the Company believes could be prospective for the Bakken formation.

At Hanging Woman Basin, St. Mary recently completed a three rig drilling program.  The focus for the remainder of the first half of 2008 is the completion and connection of wells drilled in recent months, and then the monitoring and evaluation of those wells.  Results from this technical work will determine the future pace and scope of our development program at Hanging Woman Basin.

The Company plans to continue to concentrate its property base in the Rocky Mountain region.  A divestiture package of properties and acreage in the Green River Basin is currently being marketed.  The Company is also conducting a thorough review of its Rockies acreage position and similar divestitures of non-core assets are anticipated in the region in the future.

PERMIAN REGION

St. Mary is operating three drilling rigs in the Permian region, with the primary focus being on the Wolfberry assets at Sweetie Peck and Halff East.  All of the operated drilling rigs are running at Sweetie Peck and at Halff East the Company continues to participate in the two rig program the operating partner has implemented for 2008.  Throughout 2007, the Company high graded the rig fleet at Sweetie Peck.  Additionally, the Permian office now has a fully staffed drilling group that has taken over operations from contract service providers.  The expectation is that the combination of more efficient rigs and crews together with in-house management of the asset by St. Mary personnel will improve our operational execution.  This should result in cost and efficiency improvement, which ultimately will enhance the economics of this successful program.  The Company is currently in the process of drilling and completing wells in one of the 40 acre pilot test areas.

GULF COAST REGION

There are three rigs being operated by St. Mary in the shallow Olmos gas project in South Texas.  Additionally, the Company continues to participate with operating partners on Gulf of Mexico projects.

The region is continuing its efforts to evaluate and exploit the Rockford and Catarina acquisitions, and is in the process of reprocessing 54 square miles of seismic data over this acreage.  In mid-March 2008, a workover program will begin during which 66 recompletion operations are scheduled for the year.

SIGNIFICANT PROGRAM INVENTORY UPDATE

As of December 31, 2007, St. Mary had proved reserves of 1,087 BCFE, 56 percent of which were natural gas and 23 percent were proved undeveloped.  This represents a 17% increase over year-end 2006 proved reserves.  The Company’s proved, probable, and possible (3P) reserves at year-end were approximately 2,800 BCFE, 74 percent of which were natural gas.

The schedule below presents the Company’s drilling inventory, comprised of proved undeveloped (PUD), probable, and possible locations, and the associated reserves at the end of 2007, and is intended to provide visibility to some of the larger multi-year drilling programs.  See the section “Information About Reserves and Resources” below for more detailed information regarding these terms.

Program	Region	3P Net Drilling Potential (BCFE)	% of 3P Potential Booked as PUD	Potential Gross Locations
Elm Grove	ArkLaTex	171	32%	580
James Lime	ArkLaTex	62	17%	86
Olmos Gas	Gulf Coast	115	47%	382
Wolfberry Tight Oil	Permian	143	27%	310
Atoka/Granite Wash	Mid-Continent	147	1%	537
Horizontal Arkoma	Mid-Continent	571	3%	521
TOTAL		1,209		2,416

The table above no longer includes reserves associated with the Hanging Woman Basin coalbed methane project.  A significant portion of those reserves were reclassified as contingent resources as of the end of 2007.  The Company’s estimated proved reserves at year-end 2007 related to Hanging Woman Basin of 40.2 BCFE, 75% of which were proved developed.  Total 3P reserves, including proved developed reserves, for the project were 395 BCFE at the end of 2007.

INFORMATION ABOUT FORWARD LOOKING STATEMENTS

This release contains forward looking statements within the meaning of securities laws, including forecasts and projections.  The words “will,” “believe,” ”budget,” “anticipate,” “intend,” “estimate,” “forecast,” ”plan,” and “expect” and similar expressions are intended to identify forward looking statements.  These statements involve known and unknown risks, which may cause St. Mary’s actual results to differ materially from results expressed or implied by the forward looking statements.  These risks include such factors as the volatility and level of oil and natural gas prices, the uncertain nature of the expected benefits from the acquisition and divestiture of oil and gas properties, the potential effects of increased levels of debt financing, the imprecise nature of estimating oil and gas reserves, the availability of additional economically attractive exploration, development, and property acquisition opportunities for future growth and any necessary financings, unexpected drilling conditions and results, unsuccessful exploration and development drilling, drilling and operating service availability, and other such matters discussed in the “Risk Factors” section of St. Mary’s 2006 Annual Report on Form 10-K/A filed with the SEC and the 2007 Annual Report on Form 10-K expected to be filed with the SEC on or about February 22, 2008.  Although St. Mary may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.

INFORMATION ABOUT RESERVES AND RESOURCES

The SEC permits oil and gas companies to disclose in their filings with the SEC only proved reserves, which are reserve estimates that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.  St. Mary uses in this press release the terms “probable”, “possible”, and “3P” reserves, “estimated ultimate recovery (EUR)”, and “contingent resources”, which SEC guidelines prohibit from being included in filings with the SEC.  Probable reserves are unproved reserves which are more likely than not to be recoverable.  Possible reserves are unproved reserves which are less likely to be recoverable than probable reserves.  EUR means those quantities of petroleum which are estimated to be potentially recoverable from an accumulation, plus those quantities already produced therefrom.  Contingent resources are those quantities of petroleum estimated to be potentially recoverable from known accumulations by application of development projects but which are not currently considered to be commercially recoverable due to one or more contingencies.  Estimates of unproved reserves and sub-commercial contingent resources which may potentially be recoverable through additional drilling or recovery techniques are by their nature more uncertain than estimates of proved reserves and accordingly are subject to substantially greater risk of not actually being realized by the Company.  In addition, our production forecasts and expectations for future periods are dependent upon many assumptions, including estimates of production decline rates from existing wells and the undertaking and outcome of future drilling activity, which may be affected by significant commodity price declines or drilling cost increases.

3P Drilling Potential should be thought of as reserves net to St. Mary and characterized as of December 31, 2007, as PUD, probable, or possible reserves that could be produced through future drilling or capital spending.  Potential Gross Locations should be thought of as the number of gross drilling locations categorized as PUD, probable, or possible reserves as of December 31, 2007.